Exhibit 10.4

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (“Agreement”) is made as of              by and between Korn/Ferry International, a Delaware corporation (“Company”), and                          (“Indemnitee”).

WHEREAS, Indemnitee is a[n] [director] [executive officer] of Company (the “Position”);

WHEREAS, in consideration of the Indemnitee acting in the Position and assuming the responsibilities attendant to the Position, Company desires to provide Indemnitee the rights to indemnification and reimbursement of expenses described below;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

“Expenses” shall include all actual and reasonable fees, costs and expenses, including without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with defending, preparing to defend, or investigating an action, suit or proceeding, whether civil, criminal, administrative or investigative.

Section 2. Indemnification — General. Company shall indemnify, subject to the terms of this Agreement, Indemnitee to the full extent permitted by law if Indemnitee is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact of Indemnitee’s Position.

Section 3. Expenses. Subject to the terms of this Agreement, upon receipt by Company of an undertaking by Indemnitee to repay Expenses if it shall ultimately be determined that Indemnitee is not entitled to receive reimbursement of Expenses from Company, Company shall pay or reimburse, to the full extent permitted by law, Expenses as incurred by Indemnitee in defending any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, brought by reason of the fact of Indemnitee’s Position.

Section 4. Indemnification Procedure. With respect to any proceeding for which indemnification is requested, Company will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, Company may assume the defense thereof, with counsel satisfactory to Indemnitee. After notice from Company to Indemnitee of its election to assume the defense of a proceeding, Company will not be liable to Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than as provided below. Company shall not settle any proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Indemnitee shall have the right to employ Indemnitee’s own counsel in any proceeding, but the fees and expenses of such counsel incurred after notice from Company of its assumption of the defense of the proceeding shall be at the expense of Indemnitee, unless (i) the employment of counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee shall have reasonably concluded that there may be conflict of interest between Company and Indemnitee in the conduct of the defense of a proceeding or (iii) Company shall not in fact have employed counsel to assume the defense of a proceeding, in each of which cases the fees and expenses of Indemnitee’s counsel shall be advanced by Company. Company shall not be entitled to assume the defense of any proceeding brought by or on behalf of Company or as to which Indemnitee has reasonably concluded that there may be a conflict of interest between Company and Indemnitee.

Section 5. Limitations on Indemnification. No payments pursuant to this Agreement are required to be made by Company:

(a) To indemnify or advance funds for Expenses with respect to actions, suits or proceedings initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to actions, suits or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under law, but such indemnification or advancement of expenses may be provided by Company in specific cases if Company’s Board of Directors finds it to be appropriate;

(b) To indemnify or advance funds for Expenses sustained in any action, suit or proceeding alleging (i) claims under Section 16(b) of the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and amendments thereto or similar provisions of any federal, state or local statutory law or (ii) violations of Federal or state insider trading laws, unless, in the case of this clause (ii), Indemnitee has been successful on the merits, received Company’s prior written consent to incurring the Expense or settled the case with the written consent of Company; and

(c) To the extent a court of competent jurisdiction holds that such payment hereunder is unlawful.

Section 6. Recovery for Expenses of Enforcement. Indemnitee shall be entitled to be reimbursed for Expenses incurred in any action, suit or proceeding to obtain indemnification or reimbursement of Expenses under this Agreement on the same terms and conditions as Indemnitee is entitled to Expenses under Section 3.

Section 7. Standard of Conduct. No claim for indemnification or reimbursement of Expenses shall be paid by Company unless Company has determined that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and, in the case of a claim for reimbursement of Expenses, Indemnitee shall have demonstrated to Company that Indemnitee has the financial responsibility and ability to repay such Expenses if it is ultimately determined that Indemnitee is not entitled to receive payment or reimbursement of such Expenses. Unless ordered by a court, such determinations shall be made by (1) a majority vote of the directors who are not parties to the action, suit or proceeding for which indemnification or reimbursement of Expenses are sought, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by stockholders. Indemnitee shall be deemed to have met the relevant standard if the determination is not made by Company within 30 thirty days of a demand by Indemnitee for indemnity or reimbursement of Expenses.

Section 8. Period of Indemnity. No claim for indemnification or the payment or reimbursement of Expenses shall be made by Indemnitee or paid by Company more than three years after the right to receive indemnification or Expenses arose hereunder.

Section 9. Confidentiality. Except as required by law or as otherwise becomes public, Indemnitee agrees to keep confidential any information that arises in connection with this Agreement, including but not limited to, claims for indemnification or reimbursement of Expenses, amounts paid or payable under this Agreement and any communications between the parties.

Section 10. Nonexclusivity. The rights of Indemnitee under this Agreement shall not be deemed exclusive and shall be in addition to, and not in lieu of, any right of indemnification or reimbursement of Expenses Indemnitee may have under Company’s certificate of incorporation or by-laws. This Agreement is entered into pursuant to Section 145(f) of the Delaware General Corporation Law (“DGCL”) and shall not be constrained or limited to indemnification and reimbursement of expenses provided by the DGCL.

Section 11. Inconsistent Provision. To the extent that any other agreement or undertaking of Company is inconsistent with the terms of this Agreement, this Agreement shall govern.

Section 12. No Duplication of Payments. Company shall not be liable under this Agreement to make any payment to Indemnitee under this Agreement to the extent that Indemnitee has otherwise actually received payment of amounts otherwise payable hereunder.

Section 13. Subrogation. In the event of payment under this Agreement, Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (under any insurance policy or otherwise), who shall execute all papers required and shall do everything necessary to secure such rights, including the execution of such documents necessary to enable Company to effectively bring suit to enforce such rights.

Section 14. Notice by Indemnitee. Indemnitee shall promptly notify Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification or payment of Expenses covered hereunder. Any demand for payment by Indemnitee hereunder shall be in writing and shall provide an accounting of the amounts to be paid by Company.

Section 15. Severability. If any provision of this Agreement shall be held to be invalid, inoperative or unenforceable as applied to any particular case or in any particular jurisdiction, for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other distinguishable case or jurisdiction, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity, inoperability or unenforceability of any one or more phrases, sentences, clauses or Sections contained in this Agreement shall not affect any other remaining part of this Agreement.

Section 16. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, Indemnitee and Indemnitee’s heirs, personal representatives, executors and administrators and upon Company and its successors and assigns.

Section 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

Section 18. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 19. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 20. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand, on the date delivered, (ii) mailed by certified or registered mail, with postage prepaid, on the third business day after the date on which it is mailed or (iii) sent by guaranteed overnight courier service, with postage prepaid, on the business day after the date on which it is sent:

(a)	If to Indemnitee, to:

(b)	If to Company, to:

General Counsel
Korn/Ferry International
1800 Century Park East, Suite 900
Los Angeles, CA 90067

or to such other address as may have been furnished to Indemnitee by Company or to Company by Indemnitee, as the case may be.

Section 21. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

Section 22. Venue. Any action, suit or proceeding regarding indemnification or reimbursement of Expenses arising out of this Agreement or otherwise shall only be brought and heard and shall only be venued in Delaware Chancery Court.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

KORN/FERRY INTERNATIONAL

By:
Name:
Title:

AGREED TO AND ACCEPTED BY:

Name: